Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS ANNOUNCES LICENSE AGREEMENT FOR RANEXA® IN EUROPE WITH MENARINI GROUP

--Upfront, milestone payments and promotional investment totaling up to $385 million plus royalties --

PALO ALTO, Calif., September 12, 2008 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has entered into an agreement granting exclusive rights to Ranexa® (ranolazine prolonged release tablets) in Europe and other countries to the Menarini Group. Menarini, with its significant pan-European presence, makes the most physician calls for cardiovascular products and has the fourth largest pharmaceutical sales team for delivering medical information to physicians in Europe.

In total, the agreement grants rights to Menarini for Ranexa in 68 countries, including the 27 countries of the European Union (EU), the Commonwealth of Independent States, and select countries of Central and South America.

In the agreement, Menarini has committed to make an upfront payment of $70 million in consideration of the rights granted and in recognition of the R&D investments made by CV Therapeutics. In addition, Menarini will potentially make additional payments and investments totaling up to $315 million (based on the current currency exchange rate) for commercial and development milestones and promotional and detailing commitments. The commercial milestones are primarily linked to sales levels and the development milestones are linked to approval of Ranexa in Europe for certain additional indications that are jointly developed. The agreement provides mechanisms for the parties to collaborate and share the costs of joint development of Ranexa.

Menarini will be responsible for commercial activities and pursuing regulatory and pricing approvals. As part of the agreement, Menarini has committed to provide minimum levels of physician details and promotional spending for Ranexa for a specified period of time.

In addition to upfront and milestone payments and potential development expense reimbursement, CV Therapeutics is entitled to receive royalties on sales of Ranexa in the territories covered by the agreement. Under the terms of the agreement, Menarini is expected to launch Ranexa in Germany and the UK in the first quarter of 2009 with commercial launch in the other licensed territories expected following formal pricing and reimbursement authorizations in those countries.

“Menarini is a successful and growing organization which leads the European pharmaceutical industry in physician detailing and cardiovascular experience. Their proven ability to launch and promote cardiovascular products suggests they are exceptionally well positioned to launch Ranexa to both specialists and primary care physicians,” said Louis G. Lange, chairman and chief executive officer of CV Therapeutics.

In the past decade, Menarini has expanded its presence in the European Union and the other licensed territories, growing revenues more than 150 percent to €2.5 billion in 2007.

Global pharmaceutical companies such as AstraZeneca, Bristol Meyers Squibb, Daiichi Sankyo, Eli Lilly, Glaxo Smith Kline, Johnson & Johnson, Merck, Novartis, and Pfizer have selected Menarini to sell some of their most important brands in Europe, including atorvastatin (Lipitor®), sitagliptin (Januvia®), esomeprazole (Nexium®), fluticasone/salmeterol (Advair®), nebivolol (Nebilet®) and olmesartan (Benicar®).

“Ranexa represents an important first in class product which we believe will help meet the substantial unmet needs of patients across Europe, Central America and South America,” said Alberto Aleotti, chairman and chief executive officer of Menarini.

Ranexa® (ranolazine prolonged release tablets) is approved for use in Europe as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line antianginal therapies. Ranexa is approved for use in 375 mg, 500 mg and 750 mg doses, administered twice daily.

The approved European labeling reflects data from the MERLIN TIMI-36 and other recently reported studies, including data showing statistically significant reductions in ventricular arrhythmias with Ranexa. The labeling also notes that the ability of Ranexa to reduce cellular calcium overload is expected to improve myocardial relaxation and decrease left ventricular diastolic stiffness.

In the United Sates, Ranexa® (ranolazine extended-release tablets) is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs. In the U.S., CV Therapeutics is seeking changes to the approved product labeling for Ranexa to include a first line angina indication, a significant reduction in cautionary language, and the potential addition of promotable claims for the reduction of hemoglobin A1c and ventricular arrhythmias in patients with coronary artery disease.

Conference Call

Company management will webcast a conference call on September 12, 2008 at 8:00 a.m. EDT, 5:00 a.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (866) 524-6241, and international callers may participate in the conference call by dialing (706) 679-3061. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, September 19, 2008. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 64328875.

About Angina

There are currently 48-50 million angina prescriptions written annually in the largest five EU member countries (UK, Germany, France, Spain and Italy). Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain.

About Menarini

The Menarini Group is one of the largest privately owned pharmaceutical companies, and is headquartered in Florence, Italy. Menarini employs approximately 12,500 people, with a strong presence throughout Europe, CIS, Africa and in South and Central America. The company has expertise in successfully developing and commercializing in-licensed drug products from major companies in a broad range of therapeutic areas. The Group’s total revenue exceeds €2.5 billion.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and Lexiscan™ (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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